Exhibit 99.1

THE MARCUS CORPORATION REPORTS THIRD QUARTER FISCAL 2017 RESULTS

Results for Marcus Theatres® impacted by a weak summer film slate

Milwaukee, Wis., October 26, 2017… The Marcus Corporation (NYSE: MCS) today reported results for the third quarter of fiscal 2017 ended September 28, 2017.

Third Quarter Fiscal 2017 Highlights

•	Total revenues for the third quarter of fiscal 2017 were a record $153,818,000, a 6.3% increase from revenues of $144,695,000 for the third quarter of fiscal 2016.
•	Operating income for the third quarter of fiscal 2017 was $21,435,000, a 13.2% decrease from operating income of $24,683,000 for the third quarter of fiscal 2016.
•	Net earnings attributable to The Marcus Corporation were $10,978,000 for the third quarter of fiscal 2017, a 23.6% decrease from net earnings attributable to The Marcus Corporation of $14,372,000 for the third quarter of fiscal 2016.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.39 for the third quarter of fiscal 2017, a 23.5% decrease from net earnings per diluted common share attributable to The Marcus Corporation of $0.51 for the third quarter of fiscal 2016.

First Three Quarters of 2017 Highlights

•	Total revenues for the first three quarters of fiscal 2017 were $464,547,000, a 14.7% increase from revenues of $405,117,000 for the first three quarters of fiscal 2016.
•	Operating income was $58,201,000 for the first three quarters of fiscal 2017, a 7.2% increase from operating income of $54,290,000 for the first three quarters of fiscal 2016.

-more-

•	Net earnings attributable to The Marcus Corporation were $30,555,000 for the first three quarters of fiscal 2017, a 4.8% increase from net earnings attributable to The Marcus Corporation of $29,160,000 for the first three quarters of fiscal 2016.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $1.08 for the first three quarters of fiscal 2017, a 2.9% increase from net earnings per diluted common share attributable to The Marcus Corporation of $1.05 for the first three quarters of fiscal 2016.

“As has been well reported, the weaker than anticipated film slate hampered the traditionally strong summer movie season. While July and August were down for Marcus Theatres, the division ended the quarter with a very good September and we are heading into what we expect will be a strong fourth quarter for our theatres. Marcus Hotels & Resorts once again outperformed the competitive set in its markets, despite lower group revenues during the third quarter,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

“Our performance through the first three quarters of the fiscal year was strong, with record revenues and operating income, and increased net earnings compared to the first three quarters of fiscal 2016. We believe we are on track for another year of record results,” said Marcus.

Marcus Theatres®

Marcus Theatres reported a 9.6% increase in revenues for the third quarter of fiscal 2017, compared to the same period last year, despite the weak summer film slate and numerous Marcus Wehrenberg Theatres® screens out of service for renovations.

“We continued to expand our distinctive features and amenities to more theatres during the fiscal 2017 third quarter. We converted one Marcus Wehrenberg location and one legacy Marcus location to DreamLoungerSM recliner seating. We plan to complete the conversion of four more Marcus Wehrenberg locations to DreamLounger seating in time for the 2017 holiday season, and we have multiple food and beverage outlets under construction, as well. Renovations at an additional two Marcus Wehrenberg locations are scheduled for completion around the end of the year,” said Marcus.

-more-

“We continue to see positive contributions from the 14 Marcus Wehrenberg locations we acquired in December 2016, and we expect that impact to continue to grow as we add our signature amenities and elevate the moviegoing experience for our guests,” said Rolando B. Rodriguez, chairman, president and chief executive officer of Marcus Theatres.

During the third quarter, Marcus Theatres announced a second location for its new BistroPlexSM dining and movie concept. Located in Brookfield, Wis., the new location will be modeled after the first BistroPlex in Greendale, Wis., which opened in June 2017 and features eight in-theatre dining auditoriums with DreamLounger recliners, plus a separate full-service bar and lounge area. “We look forward to bringing this unique ‘restaurant that serves movies’ to even more patrons,” said Rodriguez.

The five top-performing films for Marcus Theatres in the third quarter of fiscal 2017 were It, Spider-Man: Homecoming, Despicable Me 3, Dunkirk and War for the Planet of the Apes.

The film slate for the upcoming holiday season includes highly anticipated films such as: Thor: Ragnarok, A Bad Moms Christmas, Daddy’s Home 2, Murder on the Orient Express, Justice League, Coco, Star Wars: The Last Jedi, Jumanji: Welcome to the Jungle and Pitch Perfect 3.

“We believe the investments we are making in our existing theatres, the work being done every day by our focused and collaborative team, and an anticipated slate of strong holiday season films position us well to end the year on a high note,” added Rodriguez.

Marcus® Hotels & Resorts

Marcus Hotels & Resorts’ revenue per available room (RevPAR) for comparable company-owned properties decreased 0.4% in the third quarter, however, the division still outperformed the competitive set in its markets by over four percentage points during the quarter.

“Revenues were up nearly 2.0% over last year’s third quarter, despite a lower volume of group business. Group room-night pace for the remainder of the year is trending ahead of last year,” said Marcus.

-more-

In August, the Omaha Marriott Downtown at The Capitol District opened, which is the first full-service premium hotel to open in Omaha, Neb. in more than a decade. “Marcus Hotels & Resorts is a minority investor and manages the 12-story, 333-room hotel, which is a major anchor of the Capitol District, an upscale urban destination dining and entertainment district located in the heart of downtown Omaha,” said Marcus. “We have received a very warm welcome from the community, and initial guest feedback is very positive.”

In early September, Marcus Hotels & Resorts assumed management of the Sheraton Chapel Hill Hotel in Chapel Hill, N.C. “Featuring 168 guestrooms and suites, 16,000 square feet of flexible meeting space and an on-site restaurant, The Sheraton Chapel Hill is centrally located among three prominent universities and is the leading choice for prospective students, visiting professors, families and fans. We are pleased to add this desirable property to our hotel portfolio,” said Marcus.

Early in the fourth quarter of fiscal 2017, Marcus Hotels & Resorts ceased management of The Westin® Atlanta Perimeter North in Atlanta, Ga. The division sold its 11% minority ownership interest in the property for a substantial gain, which will favorably impact fiscal 2017 fourth quarter operating results.

“We are focused on adding additional new management contracts to expand our hotel and resort portfolio, and we hope to have more good news to share in the coming months,” added Marcus.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Thursday, October 26, 2017, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the third quarter results. Interested parties may listen to the call live on the Internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-574-990-3059 and entering the passcode 95445737. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

-more-

A telephone replay of the conference call will be available through Thursday, November 2, 2017, by dialing 1-855-859-2056 and entering passcode 95445737. The webcast will be archived on the company’s website until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 895 screens at 69 locations in eight states. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 18 hotels, resorts and other properties in nine states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

-more-

THE MARCUS CORPORATION
Consolidated Statements of Earnings
(Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	Sept. 28,	Sept. 29,	Sept. 28,	Sept. 29,
	2017	2016	2017	2016
Revenues:
Theatre admissions	$50,246	$46,859	$166,222	$137,783
Rooms	32,785	32,609	82,844	81,984
Theatre concessions	33,290	30,260	109,365	88,644
Food and beverage	18,670	17,991	52,487	50,784
Other revenues	18,827	16,976	53,629	45,922
Total revenues	153,818	144,695	464,547	405,117

Costs and expenses:
Theatre operations	44,403	39,579	145,844	118,048
Rooms	10,658	10,608	30,117	30,409
Theatre concessions	9,567	8,611	30,666	24,440
Food and beverage	15,125	14,498	44,093	41,797
Advertising and marketing	6,296	5,540	17,880	16,033
Administrative	16,876	15,702	51,654	45,638
Depreciation and amortization	12,993	10,474	37,544	31,025
Rent	3,113	2,051	9,718	6,277
Property taxes	5,052	4,168	14,575	12,306
Other operating expenses	8,300	8,781	24,255	24,854
Total costs and expenses	132,383	120,012	406,346	350,827

Operating income	21,435	24,683	58,201	54,290

Other income (expense):
Investment income	119	8	229	25
Interest expense	(3,367)	(2,127)	(9,454)	(6,993)
Gain (loss) on disposition of property, equipment and other assets	(449)	239	(420)	(478)
Equity earnings (losses) from unconsolidated joint ventures, net	(12)	161	75	270
	(3,709)	(1,719)	(9,570)	(7,176)

Earnings before income taxes	17,726	22,964	48,631	47,114
Income taxes	6,908	8,712	18,571	18,236
Net earnings	10,818	14,252	30,060	28,878
Net loss attributable to noncontrolling interests	(160)	(120)	(495)	(282)
Net earnings attributable to The Marcus Corporation	$10,978	$14,372	$30,555	$29,160

Net earnings per common share attributable to
The Marcus Corporation - diluted	$0.39	$0.51	$1.08	$1.05

Weighted average shares outstanding - diluted	28,350	28,001	28,410	27,865

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	September 28,	December 29,
	2017	2016

Assets:

Cash, cash equivalents and restricted cash	$14,470	$8,705
Accounts and notes receivable	24,269	14,761
Refundable income taxes	10,358	1,672
Other current assets	13,361	11,005
Property and equipment, net	838,194	789,198
Other assets	83,208	85,925

Total Assets	$983,860	$911,266

Liabilities and Shareholders' Equity:

Accounts payable	$40,149	$31,206
Taxes other than income taxes	17,547	17,261
Other current liabilities	55,456	63,568
Current portion of capital lease obligations	6,951	6,598
Current maturities of long-term debt	11,923	12,040
Capital lease obligations	20,881	26,106
Long-term debt	317,797	271,343
Deferred income taxes	50,657	46,433
Deferred compensation and other	46,256	45,064
Equity	416,243	391,647

Total Liabilities and Shareholders' Equity	$983,860	$911,266

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/Resorts	Corporate Items	Total
13 Weeks Ended September 28, 2017
Revenues	$89,773	$63,895	$150	$153,818
Operating income (loss)	15,830	9,622	(4,017)	21,435
Depreciation and amortization	8,399	4,512	82	12,993

13 Weeks Ended September 29, 2016
Revenues	$81,921	$62,613	$161	$144,695
Operating income (loss)	18,095	10,614	(4,026)	24,683
Depreciation and amortization	6,228	4,158	88	10,474

39 Weeks Ended September 28, 2017
Revenues	$294,977	$169,138	$432	$464,547
Operating income (loss)	58,481	12,693	(12,973)	58,201
Depreciation and amortization	24,000	13,270	274	37,544

39 Weeks Ended September 29, 2016
Revenues	$238,837	$165,880	$400	$405,117
Operating income (loss)	51,530	15,073	(12,313)	54,290
Depreciation and amortization	18,175	12,582	268	31,025

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

# # #